Exhibit 10.23

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE OR APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

ENVIVIO, INC.

2010 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Envivio, Inc. (the “Company”) hereby grants you the following Restricted Stock Units (or “RSUs”) representing shares of its common stock (“Shares”). The terms and conditions of this award (“Award”) are set forth in the Restricted Stock Unit Agreement and the Envivio, Inc. 2010 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document.

Name of Participant:	Anne Lynch

Total Number of Restricted Stock Units Granted:	225,000

Date of Grant:	April 13, 2011

Vesting Commencement Date:	The RSUs will begin vesting, if at all, on the first day following the end of the underwriter’s lock-up period (the “Lock-Up Expiration Date”) following an initial underwritten public offering of the Company’s common stock national securities exchange pursuant to an effective registration statement on Form S-1 (“IPO”) completed on or before December 31, 2011, and all RSUs subject to the Award will be forfeited automatically if the Company does not complete an IPO on or before December 31, 2011.

Vesting Schedule:	1/12th of the RSUs will vest on the last day of each of the 20 fiscal quarters following the Lock-Up Expiration Date subject to your continued employment through each such date, provided that on the last day of each fiscal quarter, the Company’s price per Share must be greater than the following amounts in the corresponding fiscal year (adjusted pursuant to Section 10 of the Plan for any stock split in or similar capital event affecting

Company’s shares and measured as the average closing price in the last 5 trading days of the fiscal quarter) in order for each installment of the RSUs to vest, and provided further that no more than 100% of the RSUs will vest:

FY 2012: $1.19 * ADJ

FY 2013: $1.25 * ADJ

FY 2014: 1.31 * ADJ

FY 2015: 1.38 * ADJ

FY 2016: 1.45 * ADJ

FY 2017: 1.52 * ADJ

N0= ^IXIC average index over the 5 trading days following the effective date of the IPO

N= ^IXIC average index over the last 5 trading days of the fiscal quarter

ADJ= The NASDAQ Adjustment factor = N/N0

Notwithstanding any contrary provisions in your Change of Control Severance Agreement with the Company (the “Change of Control Agreement”), if a Change of Control (as defined in your Change of Control Agreement) at $250 million or more occurs after an IPO completed in 2011:

•      Single Trigger: No less than 25% of the unvested RSUs subject to the Award will be vested immediately prior to the Change of Control. The balance will vest in accordance with the original vesting schedule subject to your continued employment but without regard to Stock price performance.

•      Double Trigger: If your employment terminates as a result of an Involuntary Termination (as defined in your Change of Control Agreement) on or at any time within 18 months after the Change of Control, 100% of the RSUs will vest.

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Restricted Stock Unit Agreement and the Plan; (b) you hereby make the investment representations contained in the Restricted Stock Unit Agreement with respect to the grant of this Award; (c) you understand and agree that the Restricted Stock Unit Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded; and (d) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Award prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel.

ANNE LYNCH	ENVIVIO, INC.

/s/ Anne Lynch	By:	/s/ Julien Signes

Anne Lynch	Its:	CEO
Print Name

ENVIVIO, INC.

2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

SECTION 1. PAYMENT FOR RESTRICTED STOCK UNITS.

No cash payment is required for the Restricted Stock Units you receive. You are receiving the Restricted Stock Units in consideration for past Services rendered by you.

SECTION 2. VESTING.

The Restricted Stock Units that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Unit Award.

No additional Restricted Stock Units vest after your Service as an Employee or a Consultant has terminated for any reason.

SECTION 3. FORFEITURE.

If your Service terminates for any reason, then your Award expires immediately as to the number of Restricted Stock Units that have not vested before the termination date and do not vest as a result of termination.

This means that the unvested Restricted Stock Units will immediately be cancelled. You receive no payment for Restricted Stock Units that are forfeited.

The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

SECTION 4. NATURE OF RESTRICTED STOCK UNITS.

Your Restricted Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares on a future date. As a holder of Restricted Stock Units, you have no rights other than the rights of a general creditor of the Company.

SECTION 5. NO VOTING RIGHTS OR DIVIDENDS.

Your Restricted Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company unless and until your Restricted Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except as described in the Plan.

SECTION 6. RESTRICTED STOCK UNITS NONTRANSFERABLE.

You may not sell, transfer, assign, pledge or otherwise dispose of any Restricted Stock Units. For instance, you may not use your Restricted Stock Units as security for a loan. If you attempt to do any of these things, your Restricted Stock Units will immediately become invalid.

SECTION 7. SETTLEMENT OF RESTRICTED STOCK UNITS.

Each of your vested Restricted Stock Units will be settled when it vests.

At the time of settlement, you will receive one Share for each vested Restricted Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to the Plan or this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation.

SECTION 8. WITHHOLDING TAXES AND STOCK WITHHOLDING.

No Shares will be distributed to you unless you have made arrangements acceptable to the Company to pay withholding taxes that may be due as a result of this Award or the settlement of the Restricted Stock Units. With the Company’s consent, these arrangements may include (a) withholding Shares that otherwise would be distributed to you when the Restricted Stock Units are settled or (b) surrendering Shares that you previously acquired. The Fair Market Value of these Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer from your wages or other cash compensation payable to you by the Company or your actual employer.

SECTION 9. RESTRICTIONS ON RESALE.

You hereby agree that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (“Securities Act”), including the Company’s initial public offering, you shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days and may be required by the underwriter as a market condition of the offering; provided, however, that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such law, rules, regulations or trading policies. You hereby agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this section, the Company may impose stop-transfer instructions with respect to the Stock until the end of the applicable stand-off period.

SECTION 10. THE COMPANY’S RIGHT OF FIRST REFUSAL.

Before any shares of Stock registered in your name may be sold or transferred, such shares shall first be offered to the Company as follows (the “Right of First Refusal”):

(a)	You shall promptly deliver a notice (“Notice”) to the Company stating (i) your bona fide intention to sell or transfer such shares, (ii) the number of such shares to be sold or transferred, and the basic terms and conditions of such sale or transfer, (iii) the price for which you propose to sell or transfer such shares, (iv) the name of the proposed transferee, and (v) proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable U.S. federal, state or foreign securities laws. The Notice shall be signed by both you and the proposed transferee and must constitute a binding commitment subject to the Company’s Right of First Refusal as set forth herein.

(b)	Within thirty (30) days after receipt of the Notice, the Company may elect to purchase all or any portion of the shares to which the Notice refers, at the price per share specified in the Notice. If the Company elects not to purchase all or any portion of the shares, the Company may assign its right to purchase all or any portion of the shares. The assignees may elect within thirty (30) days after receipt by the Company of the Notice to purchase all or any portion of the shares to which the Notice refers, at the price per share specified in the Notice. An election to purchase shall be made by written notice to you. Payment for shares purchased pursuant to the Right of First Refusal shall be made within thirty (30) days after receipt of the Notice by the Company and, at the option of the Company, may be made by cancellation of all or a portion of outstanding indebtedness, if any, or in cash or both.

(c)

If all or any portion of the shares to which the Notice refers are not elected to be purchased, as provided in subparagraph (b), you may sell those shares to any person named in the Notice at the price specified in the Notice, provided that such sale or transfer is consummated within sixty (60) days of the date of said Notice to the Company, and provided, further, that any such sale is made in compliance with applicable U.S. federal, state and foreign securities laws and not in violation of any other contractual restrictions to which you are bound. The third-party transferee shall be bound by, and shall acquire the shares of Stock subject to, the provisions of this Agreement, including the Company’s Right of First Refusal.

(d)	Any proposed transfer on terms and conditions different from those set forth in the Notice, as well as any subsequent proposed transfer shall again be subject to the Company’s Right of First Refusal and shall require compliance with the procedures described in this Section.

(e)	You agree to cooperate affirmatively with the Company, to the extent reasonably requested by the Company, to enforce rights and obligations pursuant to this Agreement.

(f)	Notwithstanding the above, neither the Company nor any assignee of the Company under this Section shall have any rights pursuant to the Right of First Refusal at any time subsequent to the closing of a public offering of the common stock of the Company pursuant to a registration statement declared effective under the Securities Act.

(g)	The Right of First Refusal shall not apply to (i) a transfer by will or intestate succession, or (ii) a transfer to one or more members of your Immediate Family (defined below) or to a trust established by you for the benefit of you and/or one or more members of your Immediate Family, provided that the transferee agrees in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement to the same extent as they apply to you. For purposes of this Agreement, Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

(h)	If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Stock to be repurchased in accordance with the Right of First Refusal, then from and after such time the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

SECTION 11. LEGEND OF SHARES.

All certificates representing the Stock awarded upon settlement of the Restricted Stock Units shall, where applicable, have endorsed thereon the following legends and any other legends required by applicable securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER

THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS, INCLUDING RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SECURITIES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

SECTION 12. INVESTMENT REPRESENTATIONS.

(a)	This Agreement is made with you in reliance upon your representations and warranties to the Company, which by your acceptance hereof you acknowledge and agree, that the Stock which you will receive in connection with this Award will be acquired for investment for an indefinite period for your own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that, at the time you receive the Stock, you will have no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of your property shall at all times be within your control. By executing this Agreement, you further represent and warrant that you do not, and at the time you receive the Stock will not, have any contract, understanding or agreement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Stock.

(b)	You understand that the Stock you will receive in connection with this Award will not be registered or qualified under applicable U.S. federal, state or foreign securities laws on the ground that the sale provided for in this Agreement is exempt from registration or qualification under applicable U.S. federal, state or foreign securities laws and that the Company’s reliance on such exemption is predicated on your representations and warranties set forth herein.

(c)	You agree that in no event will you make a disposition of any of the Stock unless and until (i) you shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and (ii) you shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (A) such disposition will not require registration or qualification of such Stock under applicable U.S. federal, state or foreign securities laws or (B) appropriate action necessary for compliance with the U.S. federal, state or foreign securities laws has been taken or (iii) the Company shall have waived, expressly and in writing, its rights under clauses (i) and (ii) of this Section.

(d)	With respect to a transaction occurring prior to such date as the Plan and Stock thereunder are covered by a valid Form S-8 or similar U.S. federal registration statement, this Subsection shall apply unless the transaction is covered by the exemption in California Corporations Code section 25102(o) or a similar broad-based exemption. In connection with the investment representations made herein, you represent that you are able to fend for yourself in the transactions contemplated by this Agreement, you have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of your investment, you have the ability to bear the economic risks of your investment and have been furnished with and have access to such information as would be made available in the form of a registration statement together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions answered by the Company.

(e)	You understand that if the Company does not register with the Securities and Exchange Commission pursuant to section 12 of the U.S. Securities Exchange Act of 1934, as amended, or if a registration statement covering the Stock (or a filing pursuant to the exemption from registration under Regulation A of the Securities Act) under the Securities Act is not in effect when you desire to sell the Stock, you may be required to hold the Stock that you receive in connection with this Award for an indeterminate period. You also acknowledge that you understand that any sale of the Stock which might be made by you in reliance upon Rule 144 under the Securities Act may be made only in limited amounts in accordance with the terms and conditions of that Rule.

SECTION 13. NO DUTY TO TRANSFER IN VIOLATION OF THIS AGREEMENT.

The Company shall not be required (a) to transfer on its books any shares of Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

SECTION 14. OTHER NECESSARY ACTIONS.

The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

SECTION 15. NO RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company, or a parent or subsidiary of the Company in any capacity. The Company or a parent or subsidiary of the Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

SECTION 16. ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in Company Shares, the number of Restricted Stock Units covered by this Award shall be adjusted pursuant to the Plan.

SECTION 17. SUCCESSORS AND ASSIGNS.

This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon you and your heirs, executors, administrators, successors and assigns. The failure of the Company in any instance to exercise the Right of First Refusal described herein shall not constitute a waiver of any other Right of First Refusal that may subsequently arise under the provisions of this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

SECTION 18. NOTICE.

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

SECTION 19. APPLICABLE LAW.

This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).

SECTION 20. NO ORAL MODIFICATION.

Within the limitations of the Plan, the Board may modify this Award. The foregoing notwithstanding, no modification of this Award shall, without your consent, materially impair your rights or increase your obligations under the Award.

SECTION 21. THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.